Exhibit 10.3

LEASE TERMINATION AGREEMENT

This Lease Termination Agreement (the "Agreement") is made by and between Pizzagalli Properties, LLC, (the "Landlord"), Cloverleaf Properties, Inc., Blodgett Holdings, Inc. (“Blodgett”), and The Middleby Corporation ("Middleby") as of the date on which Middleby, Blodgett, and the Landlord have executed this Agreement (the “Effective Date”).

Background

A.    The Landlord and Cloverleaf Properties, Inc. (the “Tenant”), Blodgett and Middleby’s subsidiary or affiliate, have previously entered into a certain Lease by and between Pizzagalli Property Company (predecessor in interest to Landlord) and Cloverleaf Properties, Inc., dated December 11, 1989, as amended by a First Amendment, also dated December 11, 1989, and by a Second Amendment, dated April 16, 1993 (as amended, the “Lease”).

B.    Pursuant to the Lease, Cloverleaf Properties, Inc., leased certain land and buildings premises located at 116 Blodgett Road and 19 Harbor Road in Shelburne, Vermont (the “Premises”).

C.    Middleby and Blodgett wish to terminate the Lease, and have arranged for the sale of the Premises by the Landlord to Field House, LLC (“Field House”).

D.    The Landlord is willing to terminate the Lease on certain agreed terms and conditions provided that the termination occurs simultaneously with the sale of the Premises to Field House in accordance with the terms and conditions of a certain Purchase and Sale Agreement by and between the Landlord and Field House, dated November 10, 2004 (the “Field House Agreement”).

Agreement

NOW, THEREFORE, in consideration of the foregoing background, and the mutual covenants and promises set forth in this Agreement, the parties hereby agree as follows.

1.    Defined Terms. Except as otherwise specifically defined in this Agreement, all capitalized terms shall have the meanings set forth in the Lease.

2.    Agreement to Terminate. Subject to the terms and conditions of this Agreement, the Landlord, the Tenant, Blodgett, and Middleby agree to terminate the Lease as of the date of the Closing (as defined below). The termination of the Lease will be effective upon the execution and delivery at Closing of a Certificate of Lease Termination by the Landlord and the Tenant, substantially in the form of Exhibit A attached hereto. Upon the termination of the Lease, the Tenant shall give, grant, and surrender to the Landlord all of the Tenant’s right, title and interest in and to the Lease and the Premises, and the Landlord hereby agrees to accept such surrender as of the date of Closing subject to the requirements of this Agreement. Upon the termination of the Lease, the Tenant shall be released from further liability to the Landlord pursuant to the Lease, except for: (i) liabilities accruing prior to the effective date of termination; (ii) obligations and liabilities that shall survive the termination pursuant to Section 12 below; and (iii) liabilities and obligations pursuant to this Agreement.

3.    Termination Fee. In consideration of the Landlord’s termination of the Lease and partial release of Blodgett and the Tenant from future liability pursuant to the Lease, Middleby shall pay a Termination Fee to the Landlord of Three Million, Three Hundred Seventy Five Thousand Dollars ($3,375,000.00), payable as follows:

a.    Six Hundred Thousand Dollars ($600,000.00) in immediately available funds by wire transfer or by cashiers or certified check at the Closing; and

b.    the balance of Two Million, Seven Hundred Seventy Five Thousand Dollars ($2,775,000.00) in the form of a promissory note of Middleby to the Landlord substantially in the form of Exhibit B, attached hereto, executed and delivered by Middleby at the Closing (the “Note”).

The Termination Fee shall be reduced by all rental payments made by Middleby or the Tenant pursuant to the Lease attributable to the portion of the Lease term subsequent to March 31, 2004. For purposes of this Section 3, “rental payments” shall include only the basic monthly rental due and payable pursuant to the Lease, and not other sums paid or payable pursuant to the Lease for other items such as property taxes, operating costs, insurance, utilities, and comparable expenses. This reduction in the Termination Fee shall be deducted from the original principal amount of the Note and shall not reduce the amount of the cash payment at Closing.

4.    Letter of Credit. At the Closing, Middleby shall cause to be delivered to the Landlord a letter of credit in the original principal amount of Two Million, One Hundred Twenty Five Thousand Dollars ($2,125,000.00)], substantially in the form of Exhibit C, attached hereto, issued by Bank of America, N.A. (the “Letter of Credit”). The amount of the Letter of Credit may be reduced from time to time by Middleby (with the written consent of the Landlord, which consent shall not be unreasonably withheld or delayed) to reflect the reductions in the Note balance resulting from scheduled and unscheduled payments on the Note by Middleby. The Letter of Credit shall be for a term of not less than one (1) year, shall allow for automatic one year extensions of the term and shall contain an agreement by Bank of America, N.A., to notify the Landlord at least forty-five (45) days prior to any election by it not to extend the term of the Letter of Credit. If the term of the Letter of Credit expires prior to the date forty-five (45) days after the maturity date of the Note, Middleby shall provide a replacement Letter of Credit not less than fifteen (15) days prior to the expiration of the then current Letter of Credit. In the event of the occurrence and continuation of any event of default by Middleby under the Note, or if the Letter of Credit is not renewed at least fifteen (15) days prior to any date of termination, the Landlord shall have the right, if any such event of default is continuing, to immediately draw on the Letter of Credit for the outstanding principal balance, any accrued interest, and any other amounts due pursuant to the Note; provided, however, that Landlord shall not have the right to draw on the Letter of Credit during the first year of the term of the Note, except for a default based on Middleby’s failure to provide a replacement Letter of Credit. Landlord shall have the right to draw on the Letter of Credit for an event of default that has occurred and is continuing during the first year of the term of the Note provided that (i) the draw occurs after the first year of the term of the Note and (ii) such event of default is continuing at the time of such draw.

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5.    Closing. The Closing of the termination of the Lease (the "Closing") shall take place at 3:00 p.m. on November 10, 2004, at the offices of the Landlord in South Burlington, Vermont, unless the parties agree to an earlier date and time. It is the intention of the parties that the Closing shall occur simultaneously with the closing on the sale of the Premises to Field House pursuant to the Field House Agreement, as described in Section 7(c) below.

6.    Conditions to Middleby's Obligations. Middleby's obligations pursuant to this Agreement are contingent upon the fulfillment of each of the following conditions:

a.    The Landlord shall have satisfied, performed, and complied in all material respects with the terms, covenants, and conditions required by this Agreement to be performed and complied with by the Landlord on or before the Closing date.

b.    The Landlord shall have provided to Middleby at or prior to the Closing evidence reasonably satisfactory to Middleby that the person executing the documents necessary to implement the lease termination provided for in this Agreement on behalf of the Landlord has the authority to execute and deliver the transfer documents and thereby bind the Landlord.

7.    Conditions to the Landlord's Obligations. The Landlord's obligation to terminate the Lease pursuant to this Agreement is contingent upon the fulfillment of each of the following conditions:

a.    Middleby, Blodgett, and the Tenant shall have satisfied, performed, and complied in all material respects with the terms, covenants, and conditions required by this Agreement to be performed and complied with by Middleby, Blodgett, and the Tenant on or before the Closing date.

b.    Middleby, Blodgett, and the Tenant shall have provided to the Landlord at or prior to the Closing a corporate resolution, certified by Middleby's, Blodgett’s, or the Tenant’s corporate secretary and in form and substance satisfactory to the Landlord, authorizing a named individual or officer to execute on behalf of Middleby, Blodgett, and the Tenant all documents necessary to implement the transfer provided for in this Agreement.

c.    Prior to or simultaneously with the Closing, the Landlord shall have closed on the sale of the Premises substantially in accordance with the terms and conditions of the Field House Agreement.

d.    On the date of the Closing, there shall be no default by the Tenant under the Lease, and there shall be no event or condition that with the giving of notice or the passing of time would constitute a default by the Tenant under the Lease.

8.    Possession. At the Closing, the Tenant shall deliver possession of the Premises to the Landlord in accordance with the terms and conditions of the Lease.

9.    Access. The Tenant shall allow the Landlord and Field House, and their respective employees, agents, and consultants, to enter upon the Premises at all reasonable times upon reasonable advance notice to the Tenant for the purposes of viewing the Premises prior to the Closing. In addition, if any tests, inspections, or other activities that must be performed on the Premises or require access to the Premises are demanded by any permit authority, said authority, and their agents or designees, shall be allowed to enter upon the Premises at all reasonable times upon reasonable advance notice. Field House shall return the Premises to the condition it was in prior to any testing or inspection and shall indemnify and hold the Landlord and the Tenant harmless from and against any and all liability arising from its entry upon the Premises in connection with said testing or inspection.

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10.    Closing Adjustments. All property taxes, water, fire, school, sewer, or other municipal charges or assessments, fuel, rent, association dues, and interest on assumed mortgages that are the responsibility of the Tenant under the Lease, if applicable, shall be apportioned as of date of Closing from the beginning of the current tax or billing period for each taxing or billing entity. Should any tax, charge, or rate be undetermined on the date of the Closing, the last determined tax, charge, or rate shall be used for the purpose of apportionment. Because Middleby, or Middleby’s subsidiary or affiliate the Tenant, is currently responsible for all property taxes and operating costs with respect to the Premises pursuant to the Lease, adjustments of property taxes, fuel, and the like shall be made directly between Middleby and Field House at the Closing. All such apportionments shall be final as of the date of the Closing.

11.    Broker. The Landlord and Middleby acknowledge that Pomerleau Real Estate has facilitated all or portions of this transaction on behalf of Middleby pursuant to an agreement between Middleby and Pomerleau. Middleby shall be solely responsible for any commission, fee, or other compensation due to Pomerleau Real Estate in connection with the termination of the Lease pursuant to this Agreement or the sale of Premises to Field House pursuant to the Field House Agreement. Middleby shall defend, indemnify, and hold the Landlord harmless against and from any loss or damage, including attorneys' fees, arising out of any claims for real estate commissions, fees, or broker compensation by Pomerleau Real Estate or any other party claiming by or through Middleby or the Tenant.

12.    Survival. Notwithstanding the termination of the Lease pursuant to this Agreement and notwithstanding any provisions to the contrary contained in the Lease, including Section 9.9 thereof, the terms, conditions, and obligations of the Tenant contained in Sections 4.7.5, 4.7.6, and 4.8 of Lease only shall survive the termination of the Lease, provided, however, that the indemnification obligations of the Tenant thereunder shall in no event relate to liability resulting from actions or events that occur after the termination of this Lease pursuant to this Agreement. Notwithstanding anything to the contrary contained in Section 20 below, Blodgett shall assume the obligations of the Tenant under the Lease that survive the termination of the Lease pursuant to this Section 12 and the Tenant and Blodgett shall be jointly and severally liable to the Landlord for the performance of the obligations of the Tenant under the Lease that survive the termination of the Lease pursuant to this Section 12.

13.    Effect. This Agreement contains the entire agreement by and between the parties regarding the purchase and sale of the Premises and supersedes any and all prior agreements, written or oral, relating to the purchase or sale of the Premises. This Agreement shall be governed by and construed in accordance with the laws of the State of Vermont.

14.    Modification and Amendment. No modification, amendment, or deletion affecting this Agreement shall be effective unless in writing and signed by all parties.

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15.    Notice. Any notice required to be given by the terms of this Agreement shall be deemed duly served when deposited in the U.S. mails, certified or registered mail, return receipt requested, postage prepaid, or sent by nationally recognized overnight courier, and properly addressed to the parties at the addresses shown below:

If to Landlord:	Pizzagalli Properties, LLC
Attn: James Pizzagalli
50 Joy Drive, P.O. Box 2009
South Burlington, VT 05407-2009
Telephone No.: (802) 659-4100
Telecopier No.: (802) 651-1307

with a Copy to:	Austin D. Hart, Esq.
Dinse, Knapp & McAndrew, P.C.
209 Battery Street
P.O. Box 988
Burlington, VT 05402-0988
Telephone No.: (802) 864-5751
Telecopier No.: (802) 864-1603

If to Middleby,	The Middleby Corporation
Blodgett, or Tenant:	Attn: Timothy FitzGerald
1400 Toastmaster Drive
Elgin, IL 60120
Telephone No.: (___) ________
Telecopier No.: (___) ________

with a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, New York
Attn: Blaine (Fin) V. Fogg, Esq.
Facsimile No. (212) 735-2000

or to such other person, address or number as the party entitled to such notice or communication shall have specified by notice to the other party given in accordance with the provisions of this Section. Any such notice or other communication shall be deemed given: (i) if mailed, when deposited in the mail, properly addressed and with postage prepaid; or (ii) if sent by overnight service, next-day after sending.

16.    Further Assurances.  Following the execution of this Agreement, Middleby, Blodgett, the Tenant, and the Landlord shall cooperate fully with each other and take any and all actions and sign any and all documents as are reasonably necessary to facilitate the transactions contemplated by this Agreement.

17.    No Amendment of Lease. This Agreement is not intended as an amendment or modification of the Lease, which shall remain in full force and effect in accordance with its terms until the Certificate of Termination is executed and delivered at the Closing.

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18.    Exhibits. The following Exhibits are hereby incorporated herein by reference:

Exhibit A - Form of Certificate of Lease Termination
Exhibit B - Form of Promissory Note
Exhibit C - Form of Letter of Credit.

19.    Counterpart Copies. This Agreement may be executed in two or more counterpart copies, each of which shall be deemed to be an original and all of which counterparts shall have the same force and effect as if the parties hereto had executed a single copy of this Agreement.

20.    Guaranties.  The Guaranty of Lease of Blodgett Holdings, Inc. ("BHI") and the Guaranty of Lease of G.S. Blodgett Corporation (together with BHI, the "Guarantors" and each a "Guarantor") (each such guaranty, a "Guaranty", and collectively the "Guaranties") shall each be deemed terminated as of the effective date of termination of the Lease pursuant to this Agreement. As of such termination date, Landlord hereby releases and discharges the Guarantors and their respective successors, assigns, affiliates, shareholders and any other entities that are controlled by, under the control of such Guarantor, from all manner of actions, causes of action, suits, debts, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, controversies, agreements, promises, variances, trespasses, damages, judgments, claims and demands whatsoever, in law or in equity which Landlord ever had, now has or hereafter can, shall or may have against such Guarantor or its successors or assigns for, upon or by reason of any matter, cause or thing whatsoever relating to or arising out of the Guaranties, this Agreement, or the Premises. Nothing in this Section 20 shall be deemed to affect the assumption of certain obligations by Blodgett pursuant to Section 12 above.

[Signature Pages to Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Lease Termination Agreement to be executed by their respective duly authorized agents as of the dates set forth opposite their signatures below.

PIZZAGALLI PROPERTIES, LLC

Date: November 10, 2004	By:	/s/ James Pizzagalli

James Pizzagalli, President

THE MIDDLEBY CORPORATION

Date: November 10, 2004	By:	/s/ Timothy J. FitzGerald

Vice President

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CLOVERLEAF PROPERTIES, INC.

Date: November 10, 2004	By:	/s/ Timothy J. FitzGerald

Vice President

BLODGETT HOLDINGS, INC.

Date: November 10, 2004	By:	/s/ Timothy J. FitzGerald

Vice President

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